Exhibit 99.1

ChemoCentryx Strengthens Senior Executive Team with the Appointment of William Fairey as Executive Vice President and Chief Operating Officer

MOUNTAIN VIEW, Calif., January 8, 2018 (GLOBE NEWSWIRE) — ChemoCentryx, Inc., (Nasdaq: CCXI), a biopharmaceutical company developing new medications targeted at inflammatory and autoimmune diseases and cancer, today announced the appointment of William (Bill) Fairey as Executive Vice President and Chief Operating Officer. In this newly created position, Mr. Fairey will lead the Company’s commercial strategy, including the development and execution of the Company’s commercialization plans for avacopan and CCX140, as well as oversee other key operational functions of the Company.

“Bill brings extensive commercial strategy and operations expertise as well as a proven ability to develop and lead marketing efforts in North America and Asia Pacific,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer of ChemoCentryx. “Bill’s vast experience will serve us well as we continue to advance avacopan through the Phase III ADVOCATE trial and towards commercialization. If approved, we believe both avacopan and CCX140 will serve as attractive treatment options for patients suffering from orphan renal diseases.”

Mr. Fairey brings to ChemoCentryx over 25 years of substantial pharmaceutical industry commercial experience. His most recent position was President of Actelion Pharmaceuticals U.S. (2013-2017), where he led Actelion’s sales, marketing, medical, access and regulatory activities. Prior to that, Mr. Fairey served in numerous positions with Actelion Pharmaceuticals Ltd since 2001, including Head of Actelion’s Asia Pacific Region (2008-2012) and President of Actelion Pharmaceuticals, Canada (2003-2008). Mr. Fairey started his pharmaceutical career with Parke-Davis U.S., where he held various positions on the commercial side of the business. Mr. Fairey received his B.S., in Biology from the University of Oregon and his M.B.A. from Saint Mary’s College, California.

“I am delighted to be joining ChemoCentryx at such a pivotal time for the Company, particularly following the European Medicines Agency (EMA)’s validation of the Company’s conditional marketing authorization application for avacopan.” said Mr. Fairey. “I look forward to working with the team at ChemoCentryx to prepare for the launch and commercialization of avacopan and CCX140 and to help the Company realize its ambition to be a fully integrated pharmaceutical company.”

About ChemoCentryx

ChemoCentryx is a biopharmaceutical company developing new medications targeted at inflammatory and autoimmune diseases and cancer. ChemoCentryx targets the chemokine and chemoattractant systems to discover, develop and commercialize orally-administered therapies. ChemoCentryx is currently focusing on its late stage drug candidates for patients with rare kidney diseases, avacopan (CCX168) and CCX140.

Avacopan is an orally-administered small molecule that is a selective inhibitor of the complement C5a receptor, or C5aR. Avacopan is in Phase III development for the treatment of anti-neutrophil cytoplasmic auto-antibody-associated vasculitis (ANCA Vasculitis). In clinical studies to date, avacopan was shown to be safe, well tolerated and provided effective control of the disease while allowing elimination of high-dose steroids, part of the current standard of care. Avacopan is also being developed in patients with C3 glomerulopathy (C3G) and atypical hemolytic uremic syndrome (aHUS). The U.S. Food and Drug Administration has granted avacopan orphan-drug designation for ANCA Vasculitis, C3G and aHUS. The European Commission has granted orphan medicinal product designation for avacopan for the treatment of two forms of ANCA Vasculitis: microscopic polyangiitis and granulomatosis with polyangiitis (formerly known as Wegener’s granulomatosis), as well as for C3G. Avacopan was also granted access to the European Medicines Agency’s (EMA) PRIority MEdicines (PRIME) initiative, which supports accelerated assessment of investigational therapies addressing unmet medical need.

The Company’s other late stage drug candidate is CCX140, an inhibitor of the chemokine receptor known as CCR2, which is currently being developed for patients with focal segmental glomerulosclerosis (FSGS), a debilitating kidney disease.

ChemoCentryx’s Kidney Health Alliance with Vifor Pharma provides Vifor Pharma with exclusive rights to commercialize avacopan and CCX140 in markets outside of the U.S. and China.

ChemoCentryx also has early stage drug candidates that target chemoattractant receptors in other Inflammatory and autoimmune diseases and in cancer.

Forward-Looking Statements

ChemoCentryx cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential,” “continue” or “project” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements include the Company’s statements regarding whether avacopan and CCX140 will be commercialized. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the SEC, including ChemoCentryx’s Annual Report on Form 10-K filed with the SEC March 14, 2017 and its other reports which are available from the SEC’s website (www.sec.gov) and on ChemoCentryx’s website (www.chemocentryx.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Source: ChemoCentryx, Inc.

CCXI-G

Contacts:

Susan M. Kanaya

Senior Vice President, Finance and Chief Financial Officer

investor@chemocentryx.com

Media:

Stephanie Tomei

408.234.1279

media@chemocentryx.com

Investors:

Steve Klass

Burns McClellan

212.213.0006

sklass@burnsmc.com